EPOLIN, INC.
358-364 Adams Street
Newark, New Jersey 07105

FOR IMMEDIATE RELEASE

For more detailed information, please contact:
Murray S. Cohen, Chairman of the Board
James Ivchenko, President
(973) 465-9495

EPOLIN, INC. ANNOUNCES RESULTS FOR THE YEAR ENDED FEBRUARY 28, 2009;
ALSO ANNOUNCES LETTER OF INTENT

          Newark, New Jersey, May 18, 2009. EPOLIN, INC. (the “Company”) (OTC Bulletin Board: EPLN) (www.epolin.com) today announced results for the fiscal year ended February 28, 2009.

          For the year ended February 28, 2009, sales were $3,092,000 as compared to $3,593,000 for the year ended February 29, 2008, a decrease of $501,000 or 14.0%. Gross profit, defined as sales less cost of sales, was $1,647,000 or 53.3% of sales for the year ended February 28, 2009 compared to $2,189,000 or 60.9% of sales for the year ended February 29, 2008.

          Cost of sales was $1,444,000 for the year ended February 28, 2009, which represented 46.7% of sales compared to $1,404,000 for the year ended February 29, 2008, which represented 39.1% of sales. Selling, general and administrative expenses increased to $1,252,000 or 40.5% of sales for the year ended February 28, 2009 compared to $1,235,000 or 34.4% of sales for the year ended February 29, 2008, an increase of $17,000.

          Operating income, in terms of absolute dollars, decreased to $396,000 in fiscal 2009 from $954,000 for fiscal 2008, a decrease of $558,000. Net income after taxes was $328,000 or $0.03 per share for the year ended February 28, 2009 as compared to $724,000 or $0.06 per share for the year ended February 29, 2008.

          The Company also announced today that it has entered into a non-binding letter of intent whereby all of the outstanding capital stock of the Company will be acquired by a strategic purchaser.

          The proposed transaction is subject to various conditions including but not limited to satisfactory completion of due diligence by the purchaser expected to be completed within sixty days, receipt by the Company of a fairness opinion acceptable to its Board of Directors, execution of a definitive agreement and approval by the shareholders of the Company. Epolin has agreed to negotiate exclusively with the potential buyer for a period of sixty days. No other terms were disclosed.

          There can be no assurance that any definitive agreement will be entered into, that any proposed transaction will be approved by the shareholders of the Company or that a transaction will be completed as a result of the execution of the letter of intent.

About Epolin

          Epolin, Inc. is a specialized chemical company primarily engaged in the manufacturing, marketing, research and development of infrared dyes, laser absorbing dyes and infrared dye formulations. The Company’s business is heavily weighted towards the development, manufacture and sale of near infrared dyes. Applications for these dyes cover several markets that include laser protection, welding, sunglasses, optical filters, glazing and imaging and security inks and tagants. The Company also manufactures specialty chemicals for certain chemical manufacturers.

          Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate”, “believe”, “estimate”, “plan”, “intend” and “expect” and similar expressions, as they relate to Epolin, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors discussed in reports and documents filed from time to time by the Company with the Securities and Exchange Commission. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.

EPOLIN, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008

	2009	2008

Sales	$3,091,539	3,592,940

Cost of sales and expenses:
Cost of sales	1,444,199	1,404,009
Selling, general and administrative	1,251,521	1,235,078

Total	2,695,720	2,639,087

Operating income	395,819	953,853

Other income:
Rental income	18,000	18,000
Miscellaneous	—	66,881
Interest	52,861	89,348

Total	70,861	174,229

Income before taxes	466,680	1,128,082

Income taxes	139,111	404,455

Net income	$327,569	723,627

Per share data:
Basic earnings per common share	$0.03	0.06

Fully diluted earnings per common share	$0.03	0.06

Weighted average number of common shares outstanding	12,015,944	11,966,355

Fully diluted number of common shares outstanding	12,056,380	12,004,973

#     #      #